Exhibit (a)(v)

Offer to Exchange Election Form

    Additional information on all topics is available at:
www.comverse.com/StockExchangeProgram/.

    Return by 5:00 PM New York City time, Thursday June 20 to __________ via hand delivery, sealed interoffice mail or via fax to ___________.


    Last name, First name


Elections

    Your outstanding options are listed below. The information is as of May 8, 2002. By checking the box marked "Exchange" you are electing to participate in the exchange program for the selected grant.

    Please return this form regardless of whether or not you choose to participate in the Exchange program. If you do not wish to participate please indicate this via the appropriate selection below.


           Exchange       Date           Type         Price       Eligible

             -----        ----           ----         ----          ----

             -----        ----           ----         ----          ----




             _____     I decline to participate in the Exchange program.


Acknowledgement and Signature

    By signing and dating this document, you acknowledge that you have read and understand all documents provided to you in regards to this exchange offer, especially the following sections of the "Offer To Exchange Outstanding Options to Purchase": 1) "Summary of Terms" including all associated Questions and Answers, 2) Section 1- Terms of the Offer; Number of Options; Expiration Date,
3) Section 6 - Conditions of the Offer including the use of your personal data to administer the program and 4) Section 12 - Certain Risks of Participating in this Offer.

   Signature:                                Date:


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